Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 12, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Unwired Planet, Inc. on Form 10-K for the year ended June 30, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Unwired Planet, Inc. on Forms S-3 (File Nos. 333-189698, 333-187176, 333-130042, 333-109547, and 333-191605) and on Forms S-8 (File Nos. 333-163480, 333-44926, 333-156444, 333-140691, 333-131008, 333-128926, 333-115081, 333-97925, 333-84522, 333-67186, 333-67200, 333-54726, 333-46142, 333-40840, 333-40850, 333-36832, 333-35394, 333-81215 and 333-192800).

/s/ GRANT THORNTON LLP

Phoenix, Arizona
September 12, 2014